Exhibit 99.1

ArriVent BioPharma Reports Third Quarter 2025 Financial Results

●	Final Phase 1b results presented at World Lung Conference highlight the potential of firmonertinib to address unmet needs in EGFR PACC mutant NSCLC
●	Received FDA IND clearance for ARR-217, a CDH-17 targeted ADC, with ongoing Phase 1 study in China
●	Establised commercial leadership within excutive team with appointment of Brent S. Rice as Chief Commercial Officer
●	Cash and investments of $305.4 million as of September 30, 2025 expected to fund operations into mid-2027

NEWTOWN SQUARE, PA, November 10, 2025 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the third quarter ended September 30, 2025, and highlighted recent Company progress.

“Our late-stage firmonertinib program continues to make strong progress across EGFR-mutant NSCLC populations, with two global Phase 3 pivotal studies being conducted in uncommon EGFR mutant non-small cell lung cancer (NSCLC). Backed by compelling data in both PACC and exon 20 insertion mutations, firmonertinib consistently shows the potential to address significant unmet needs in these underserved patient populations,” said Bing Yao, CEO of ArriVent. “Following our strong Phase 1b findings, we are advancing to pivotal development with enrollment of the first patient in our global pivotal Phase 3 trial for PACC mutant NSCLC expected in the fourth quarter of this year. Additionally, we project topline pivotal data from our global Phase 3 trial in exon 20 insertion mutant NSCLC in early 2026, a patient population for which firmonertinib received FDA Breakthrough Therapy Designation.”

Dr. Yao continued, “Our antibody-drug conjugate (ADC) portfolio is also advancing with our lead candidate ARR-217, a CDH17-targeted ADC with best-in-class potential for the treatment of gastrointestinal cancers, in an ongoing Phase 1 trial. We expect additional ADC programs to progress toward the clinic, expanding our ADC portfolio across multiple solid tumor indications. With a strong balance sheet and projected cash runway into mid-2027, we believe we are well-positioned to deliver on multiple near-term catalysts.”

Third Quarter 2025 and Recent Highlights

Firmonertinib

●	Final Phase 1b data in EGFR PACC mutant NSCLC. In September 2025, ArriVent presented final proof-of-concept data from the randomized global Phase 1b FURTHER trial for first-line firmonertinib monotherapy in patients with NSCLC harboring EGFR PACC mutations at the 2025 World Conference on Lung Cancer (WCLC). Firmonertinib demonstrated clinically meaningful progression free survival, central nervous system (CNS) complete responses, and a manageable safety profile consistent with previous trials in what we believe to be the first clinical dataset testing an EGFR inhibitor in a prospectively defined population of EGFR PACC mutant NSCLC.

Pipeline

●	Clinical advancement of ADC lead candidate ARR-217 (MRG007). Phase 1 dose escalation continues in the Phase 1 study for ARR-217, a CDH17-targeted ADC, in gastrointestinal malignancies with our partner, Lepu Biopharma Co., Ltd. In addition, ArriVent has received FDA IND clearance for ARR-217.

Upcoming Milestones

●	First-line EGFR PACC registrational study. Enrollment of first patient in the randomized, global pivotal ALPACCA Phase 3 study for first-line firmonertinib monotherapy in EGFR PACC mutant NSCLC expected in Q4 2025.

●	Firmonertinib Pivotal EGFR exon 20 insertion data. Top-line firmonertinib monotherapy data from the global pivotal FURVENT Phase 3 (NCT05607550) study for first-line EGFR exon 20 insertion mutant NSCLC is projected to be in early 2026.

Corporate

●	Appointed Brent S. Rice as Chief Commercial Officer. In September 2025, ArriVent appointed Brent S. Rice as Chief Commercial Officer who joins ArriVent with over 25 years of U.S. and global commercial experience in the biotechnology and pharmaceutical industry. Before joining ArriVent, Brent most recently served as the Senior Vice President and global Chief Commercial Officer, and Managing Director U.S. at Autolus Therapeutics Ltd. where he led global commercialization, commercial strategy and business portfolio management of their early and late-stage pipeline, including next generation oncology therapies.

2025 Financial Results

●	As of September 30, 2025, the Company had cash and investments of $305.4 million which is expected to fund operations to mid-2027.

●	Net cash used in operations was $129.9 million and $54.1 million for the nine months ended September 30, 2025 and 2024, respectively.

●	Research and development expenses were $121.2 million and $58.8 million for the nine months ended September 30, 2025 and 2024, respectively. This includes a $40 million one-time upfront payment for the in-licensing of ARR-217 from Lepu Biopharma.

●	General and administrative expenses were $17.5 million and $11.8 million for the nine months ended September 30, 2025 and 2024, respectively.

●	Net loss was $130.8 million and $59.9 million for the nine months ended September 30, 2025 and 2024, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 3 study in first line NSCLC patients with EGFR PACC mutations (ALPACCA). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with Beijing InnoCare Pharma Tech Co., Ltd.

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to Exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

About FURVENT

FURVENT is a global, pivotal, 3 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with exon 20 insertion mutations being conducted jointly with our partner Allist.  The FURVENT clinical trial is designed to assess the safety and efficacy of firmonertinib administered at either 160 mg or 240 mg, once-daily with each dose being compared to platinum-based chemotherapy with pemetrexed, the current first-line standard of care. The primary endpoint of this study is PFS by BICR per Response Evaluation Criteria in Solid Tumors (RECIST) 1.1.  Seconday endpoints in patients with brain metastases at baseline include brain-specific CNS overall response rate (CNS-ORR) and CNS-PFS by modified RECIST (mRECIST).  The study enrolled 398 patients globally, including from sites in the United States, Europe and certain Asian countries including Japan and China.  An interim analysis for this study has not been performed and there is no plan to perform such analysis given the expected timing of top-line data.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of firmonertinib and our other product candidates compared to available therapies, anticipated clinical milestones, the timing of, and results of, top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, the timing of potential enrollment of the first patient in the global pivotal Phase 3 study of firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR PACC mutations, the progression of additional ADC programs toward the clinic, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on March 3, 2025 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$112,672	$74,293
Short-term investments	187,594	144,570
Prepaid expenses and other current assets	20,952	8,116
Total current assets	321,218	226,979
Long-term investments	5,108	47,683
Right of use assets – operating leases	49	154
Other assets	180	126
Total assets	$326,555	$274,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,933	$3,782
Accrued expenses	15,569	13,330
Operating lease liabilities	56	162
Total current liabilities	21,558	17,274
Operating lease liabilities, net of current amount	—	14
Total liabilities	21,558	17,288

Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 40,852,312 and 33,706,765 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	4	3
Additional paid-in capital	673,884	496,195
Accumulated deficit	(369,097)	(238,333)
Accumulated other comprehensive income (loss)	206	(211)
Total stockholders’ equity	304,997	257,654
Total liabilities and stockholders’ equity	$326,555	$274,942

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$32,167	$20,088	$121,176	$58,841
General and administrative	6,149	4,144	17,535	11,762
Total operating expenses	38,316	24,232	138,711	70,603
Operating loss	(38,316)	(24,232)	(138,711)	(70,603)
Interest and investment income	3,338	3,668	7,947	10,748
Net loss	(34,978)	(20,564)	(130,764)	(59,855)
Unrealized gain on marketable securities	226	—	419	—
Total other comprehensive gain	226	—	419	—
Total comprehensive loss	$(34,752)	$(20,564)	$(130,345)	$(59,855)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(0.83)	$(0.61)	$(3.54)	$(1.95)
Weighted-average shares of common stock outstanding, basic and diluted	41,912,905	33,581,810	36,968,978	30,720,711

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com